CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Increases Availability of Revolving Credit Facility

CINCINNATI, OH, January 18, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced that it has increased the borrowing capacity of its senior secured revolving credit facility, agented by KeyBank National Association (“KeyBank) from $40 million to $88 million. This loan facility with KeyBank has an accordion feature that allows the Company to further increase the capacity up to $250 million, subject to the terms and conditions of the facility.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

“We are extremely pleased to have increased the capacity of our facility with KeyBank to $88 million,” commented Jeffrey Edison, Co-Chairman of the Board and Chief Executive Officer of Phillips Edison-ARC Shopping Center REIT Inc. “As we continue to see attractive acquisition opportunities in the marketplace for well-occupied grocery-anchored shopping centers, this credit facility will assist us in building our portfolio by streamlining the process of obtaining financing and increasing the efficiency of closing.”

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of December 31, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 26 grocery-anchored shopping centers totaling 2,490,177 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect,” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

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